Exhibit 99.1

CC MASTER CREDIT CARD TRUST II

Excess Spread Analysis—February 2004

Series		1996-C *
	Deal Size	$271.50 MM
	Expected Maturity	02/16/04

Yield		13.04%
Less:	Coupon	0.97%
	Servicing Fee	0.79%
	Net Credit Losses	5.83%
	Excess Spread:
	February-04	5.45%
	January-04	4.45%
	December-03	1.85%
	Three month Average Excess Spread	3.92%

	Delinquency:
	30 to 59 days	1.96%
	60 to 89 days	1.48%
	90 + days	3.28%
	Total	6.72%

	Payment Rate	13.01%